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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE


Contacts: Kathleen Bela                            Lisa Garber
          Investor Relations                       Corporate Communications
          Lam Research Corporation                 Lam Research Corporation
          Phone: 510/572-4566                      Phone: 510/572-4538
          Fax:   510/572-6454                      Fax:   510/572-2935
          e-mail: kathleen.bela@lamrc.com          e-mail: lisa.garber@lamrc.com


LAM RESEARCH CORPORATION ANNOUNCES RESTRUCTURING CHARGE

FREMONT, Calif., January 18, 1999--Lam Research Corporation (Nasdaq: LRCX), a leading supplier of wafer fabrication equipment to the worldwide semiconductor industry, today announced that it will incur a charge of $53.4 million, or $1.39 per share, for the quarter ending December 31, 1998, as a result of the restructuring disclosed on November 12, 1998. The charge carries no anticipated tax benefit and relates primarily to costs associated with employee severance compensation, facilities consolidation, and the write-off of fixed assets utilized in affected operations.

The company will announce full results for the quarter ending December 31, 1998 on January 28, 1999.

This press release contains certain forward-looking statements and other prospective information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to the Safe Harbor


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Lam Announces Restructuring Charge...................................page 2 of 2

Provisions created thereunder. Such forward-looking statements and other prospective information are subject to various risks, uncertainties and changes in condition, significance, value and effect that could cause results to differ materially and in ways not readily foreseeable, and which are detailed from time to time in the company's SEC reports, including the most recent reports on Form 10-K for the fiscal year ended June 30, 1998, and Form 10-Q for the fiscal quarter ended September 30, 1998. The company assumes no obligation to update the information in this release.

Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's headquarters are located in Fremont, California. The company's common stock trades on the Nasdaq National Securities Market under the symbol "LRCX."



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